For immediate release

MILLER ENERGY RESOURCES ANNOUNCES MANAGEMENT CHANGES AND PROVIDES UPDATES ON ITS OPERATIONS, STRATEGIC PROCESSES AND FINANCIAL POSITION

 KNOXVILLE, TN  (Marketwired) - 10/29/14 - Miller Energy Resources, Inc. (the “Company” or “Miller”) (NYSE: MILL), announces management changes and, prior to its Annual General Meeting, provides updates on its operations, strategic processes and financial position.

Management Changes

John M. Brawley, the Company's Chief Financial Officer, has informed Miller’s Board of Directors that he intends to leave the Company on November 14, 2014 in order to assume a Chief Financial Officer position with another energy company. The Board of Directors has appointed Jeffrey R. McInturff, Miller’s Chief Accounting Officer, as the Company’s Interim Chief Financial Officer, effective upon Mr. Brawley’s departure. The Company has initiated a formal search for Mr. Brawley’s successor.

“During John’s tenure, the Company has made substantial progress in expanding its access to capital, lowering its cost of debt and improving its internal controls,” said Carl F. Giesler, Miller’s Chief Executive Officer. “We will miss John’s leadership and judgment, and wish him the best in his new endeavors.”

“We are fortunate to have Jeff to assume John’s duties while we search for a permanent successor,” added Mr. Giesler. “Jeff has worked closely with John in all aspects of our financial and controls development and has the confidence of our board, management, auditors and lenders.”

Operations Update

Miller announced that it is in the process of finalizing completion of its RU-9 well. The Company has perforated and tested the Hemlock formation as well as a specific interval in the shallower Tyonek formation and, as a result, the completion will be open to both. A further update on RU-9 will be provided once a reliable flow rate has been established.

“During drilling and logging RU-9, we saw prospective zones in both the Tyonek as well as the deeper Hemlock formations,” said David M. Hall, Miller’s Chief Operating Officer. “We decided first to perforate and test the Hemlock formation. Initial results revealed high-quality oil with a low water-cut and variable flow rates that, at times, appeared well in-excess of our expectations. Those results were the basis for our September 15, 2014 update.”

“Given indications of potential formation damage around the well-bore incurred while drilling, we decided to re-perforate the Hemlock formation and conduct a reservoir analysis,” added Mr. Hall. “We also decided to perforate the Tyonek formation while these procedures were taking place and prior to running final completion.”

“Assessing the optimal completion approach for RU-9 has taken longer than we had expected,” noted Mr. Giesler. “Early results confirmed the well’s hydrocarbon potential, and our operations team is taking the appropriate steps to optimize its productivity.”

Following the completion of RU-9, Miller expects to focus its near-term drilling plans on PUD locations at its Redoubt, North Fork, and WMRU Fields in addition to several low-risk development oil wells at Badami Field on the North Slope.

Strategic Processes Update

The Company announced that it has received nearly all the regulatory approvals for its acquisition of Savant Alaska, LLC and expects that transaction to close in November. Miller estimates that contractual purchase price adjustments from the May 1, 2014 effective date, as a result of ongoing production, will lower the effective acquisition price to approximately $5.8 million, down from $9.0 million.

Upon closing, the Company expects this acquisition will immediately add approximately 600 Bopd net production to Miller.

In addition, Miller has reached agreement to sell substantially all of its Tennessee oil and gas assets and related liabilities for approximately $3.3 million in cash. The Company expects that the transaction will close in November. Miller expects the sale of its Tennessee assets will reduce costs and increase the Company’s cash flow by approximately $800,000 per year.

The Company has also announced that it continues its discussions with Buccaneer Energy and its principal lender to purchase substantially all Buccaneer Energy’s Alaska operating assets out of bankruptcy. While negotiations continue, there is no guarantee that Miller will reach agreement with the sellers.

Financial Position Update

The Company’s borrowing base was recently reaffirmed at $60.0 million by its senior credit facility lenders. Currently, the Company has approximately $10.0 million in cash, $36.0 million drawn against its borrowing base, a cash tax credit application outstanding for approximately $21.2 million and an additional application is expected to be filed in the next month for approximately $19.0 million. The Company has already received three cash tax credits this fiscal year, totaling $56.0 million.

“The Company has consistently been receiving cash drilling tax credits from the State of Alaska. In addition to these receipts, we have efficiently managed our borrowing base and cash flow to ensure sufficient liquidity to allow us to take advantage of our announced potential strategic acquisitions as well as to execute our development drilling program,” said Mr. Giesler. “We are also actively engaged in joint venture discussions with potential partners on our Sabre prospect as well as other drilling opportunities.”

Given recent movements in oil prices, the Company also reaffirmed that it has more than 80% of its current oil production hedged. It has approximately 456 MBbls hedged at $99.19 through the remainder of fiscal year 2015 and approximately 787 MBbls at $95.36 during fiscal year 2016. Miller believes it has sufficient liquidity if oil prices remain at current levels for the foreseeable future.

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Houston, Texas. The Company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," believes," "continue," "strategy," "position," “opportunity” or the negative of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.com